Exhibit 99.1

PRESS RELEASE

	CONTACTS:	Al Petrie	Sameer Parasnis
FOR IMMEDIATE RELEASE		Investor Relations Coordinator	Executive VP and CFO
		investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
		713-297-8024	713-513-8654

W&T Offshore Announces Accretive Acquisition of Producing Properties in the Gulf of Mexico

HOUSTON, September 21, 2023 – W&T Offshore, Inc. (NYSE: WTI) (the “Company” or “W&T”) today announced that it has completed the acquisition of working interests in eight shallow water oil and gas producing assets (the “Assets”) in the central and eastern shelf region of the Gulf of Mexico (“GOM”) from an undisclosed private seller. The acquisition has a closing date of September 20, 2023, and an effective date of June 1, 2023. The Assets were acquired for a gross consideration of $32 million, subject to normal and customary post-effective date purchase price adjustments. W&T used its cash on the balance sheet to pay the net purchase price. Key highlights of the transaction are as follows:

•	Provides additional producing properties located within W&T’s existing area of operations in water depths ranging from 25 to 265 feet;

•	High average working interest of around 72%;

•	Includes estimated production as of September 12, 2023, of approximately 2,400 barrels of oil equivalent per day (42% oil) – around two thirds of the production is operated;

•	Adds proved reserves of 3.2 million barrels of oil equivalent (49% oil) – 100% of the reserves are proved developed; and

•	Accretive gross purchase price multiple of approximately 1.0x last twelve months cash flows as of effective date and production multiple of approximately $13,500 per barrel of oil equivalent per day (based on production as of September 12, 2023).

Tracy W. Krohn, Chairman, President and CEO, commented, “All of the producing properties included in the acquisition announced today meet the time-tested investment criteria we have used for our prior successful acquisitions. These Assets have strong production rates, are generating positive free cash flow, and have a solid base of proved developed reserves and identified upside potential with strong 2P reserves. We also see the opportunity to reduce operating costs to further increase free cash flow. We continue to utilize our strong cash position and expertise in acquiring complementary GOM assets to enhance the scale of W&T. Acquisitions have been a key component of how we have grown reserves and production at W&T. We believe that these properties are another great example of an acquisition that adds value for our stockholders. We remain well positioned to continue to enhance our portfolio through additional attractive opportunities that present themselves.”

In summary, the Assets include 30,646 gross acres (22,079 net acres) and are currently producing approximately 2,400 barrels of oil equivalent per day, of which 42% is oil. Estimated proved reserves as of June 1, 2023, for the eight properties totaled 3.2 million barrels of oil equivalent (49% oil) of which 100% are proved developed. In addition, the 2P reserves for the acquired properties are estimated to be 5.1 million barrels of oil equivalent (48% oil). All reserve numbers are based on an internally prepared reserve report utilizing September 12, 2023, NYMEX strip pricing.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of June 30, 2023, the Company had working interests in 46 fields in federal and state waters (which include 38 fields in federal waters and eight in state waters). The Company has under lease approximately 578,000 gross acres (419,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 416,500 gross acres on the conventional shelf and approximately 153,500 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

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Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, any statements regarding the benefits of the acquisition, the integration of the Assets, including expected G&A costs, the production rates, the cash flow generated by the Assets, and other similar statements herein reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our expectations will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, risk pertaining to the integration of the Assets, market conditions, commodity price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure due to hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section. Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; it should not be assumed that the Company will undertake to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law. Investors are urged to consider closely the disclosures and risk factors in these reports.

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